Allion Healthcare, Inc. 1660 Walt Whitman Road, Suite 105 Melville, NY 11747 Tel: (631) 547-6520

Allion Healthcare Appoints Chief Financial Officer

MELVILLE, NY – April 29, 2008– Allion Healthcare, Inc. (NASDAQ: ALLI), today announced the appointment of Russell J. Fichera to the position of Senior Vice President and Chief Financial Officer, effective June 1, 2008.

“Russ brings to his new position a great base of experience in the healthcare sector, and a compelling record of leadership and accomplishment in the past two years as one of our directors and chairperson of the Audit Committee,” said Mike Moran, Allion Healthcare’s Chairman and Chief Executive Officer.  “In his new role, he will continue to play a significant part in planning and executing our core strategy. We are happy to have him as part of the Allion Healthcare executive management team and look forward to working with him in his new role,” Mr. Moran added.

Mr. Fichera began his professional career with the public accounting firm of Arthur Andersen & Co and has over 20 years of experience in healthcare. Since 2003, he has served as Chief Financial Officer of EnduraCare Therapy Management, a national provider of contract rehabilitation services to skilled nursing facilities and hospitals. Prior to EnduraCare Therapy Management, Mr. Fichera served as a financial executive in both publicly and privately held health care services companies including American Pharmaceutical Services, a national provider of institutional pharmacy services, Prism Health Group, a privately held therapy program management firm and Critical Care America, a publicly held national provider of home infusion therapy.  Mr. Fichera is a certified public accountant and a member of the Massachusetts Society of Certified Public Accountants and the American Institute of CPAs. Mr. Fichera received his B.S. in Accounting from Bentley College.

About Allion Healthcare

Allion Healthcare, Inc. is a national provider of specialty pharmacy and disease management services focused on HIV/AIDS patients as well as specialized biopharmaceutical medications and services to chronically ill patients. Allion Healthcare sells HIV/AIDS medications, ancillary drugs and nutritional supplies under the trade name MOMS Pharmacy. Allion Healthcare provides services for the intravenous immunoglobulin, Blood Clotting Factor and other chronic therapies through its Biomed division. Allion Healthcare works closely with physicians, nurses, clinics, AIDS Service Organizations, and with government and private payors to improve clinical outcomes and reduce treatment costs.

Company Contact:                                                                                                Investor Contact:
Allion Healthcare, Inc.                                                                                         The Cockrell Group
Steve Maggio, Interim Chief Financial Officer                                                 Rich Cockrell
(631) 870-5106                                                                                                        (404) 942-3369

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